EX 99.1

MFI Holding Corporation
Consolidated Financial Statements

As of December 28, 2013 and December 29, 2012, and for the Three Years Ended December 28, 2013

EX 99.1

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
of MFI Holding Corporation
We have audited the accompanying consolidated balance sheets of MFI Holding Corporation and subsidiaries as of December 28, 2013 and December 29, 2012, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 28, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MFI Holding Corporation and subsidiaries at December 28, 2013 and December 29, 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 28, 2013, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
May 6, 2014

EX 99.1

MFI Holding Corporation
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	December 28,	December 29,
	2013	2012
Assets
Cash and equivalents	$60,677	$43,274
Accounts receivable, less allowances	170,935	164,025
Inventories	158,495	153,171
Prepaid expenses and other	14,200	19,362
Total current assets	404,307	379,832
Property, plant and equipment:
Land	10,410	9,589
Buildings and improvements	138,010	128,422
Machinery and equipment	335,723	285,848
Total property, plant and equipment	484,143	423,859
Less accumulated depreciation	215,941	159,195
Property, plant and equipment, net	268,202	264,664
Goodwill	831,171	830,017
Intangible assets, net	523,608	554,408
Deferred financing costs	36,732	45,846
Other assets	8,786	7,908
Total assets	$2,072,806	$2,082,675
Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$4,758	$19,833
Accounts payable	103,365	99,184
Accrued liabilities
Compensation	15,899	18,347
Customer programs	38,388	33,547
Interest	33,244	23,693
Other	28,999	32,279
Total current liabilities	224,653	226,883
Long-term debt, less current maturities	1,440,187	1,463,205
Deferred income taxes	232,457	250,839
Other long-term liabilities	4,094	7,444
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, $0.01 par value, 50,000 shares authorized and no shares issued or outstanding as of December 28, 2013 and December 29, 2012	—	—
Common stock, $0.01 par value, 450,000 shares authorized as of December 28, 2013 and December 29, 2012; 243,664.25 shares issued and outstanding as of December 28, 2013 and 243,448.77 shares issued and outstanding as of December 29, 2012	2	2
Additional paid-in capital	131,906	129,656
Retained earnings	40,156	6,387
Accumulated other comprehensive income (loss)	(649)	(1,741)
Total shareholders’ equity	171,415	134,304
Total liabilities and shareholders’ equity	$2,072,806	$2,082,675
The accompanying notes are an integral part of these financial statements.

EX 99.1

MFI Holding Corporation
Consolidated Statements of Earnings and Comprehensive Income
(In Thousands)

Years Ended December 28, 2013, December 29, 2012 and December 31, 2011

	December 28,	December 29,	December 31,
	2013	2012	2011
Net sales	$1,948,283	$1,856,054	$1,766,588
Cost of sales	1,623,024	1,544,501	1,493,575
Gross profit	325,259	311,553	273,013
Selling, general and administrative expenses	161,336	177,253	156,853
Operating profit	163,923	134,300	116,160
Interest expense, net	111,212	91,187	98,140
Unrealized loss (gain) on currency transactions	1,156	(440)	390
Loss on early extinguishment of debt	—	—	3,527
Earnings before income taxes and equity in losses of unconsolidated subsidiary	51,555	43,553	14,103
Income tax expense (benefit)	17,012	12,254	(693)
Equity in losses of unconsolidated subsidiary	774	1,855	529
Net earnings	$33,769	$29,444	$14,267
Other comprehensive income (loss):
Change in fair value of derivatives, net of tax	1,077	(2,413)	(544)
Foreign currency translation adjustment	15	209	(513)
Total other comprehensive income (loss)	1,092	(2,204)	(1,057)
Comprehensive income	$34,861	$27,240	$13,210
The accompanying notes are an integral part of these financial statements.

EX 99.1

MFI Holding Corporation
Consolidated Statements of Shareholders’ Equity
(In Thousands)

Years Ended December 28, 2013, December 29, 2012 and December 31, 2011

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Shareholders’
	Stock	Capital	Earnings	Income (Loss)	Equity
Balance at January 1, 2011	$2	$478,930	$(3,801)	$1,520	$476,651
Stock option compensation	—	1,947	—	—	1,947
Dividend to shareholders	—	(63,048)	(1,952)	—	(65,000)
Shares repurchased	—	(96)	—	—	(96)
Net earnings	—	—	14,267	—	14,267
Other comprehensive loss, net of tax	—	—	—	(1,057)	(1,057)
Balance at December 31, 2011	2	417,733	8,514	463	426,712
Stock option compensation	—	2,121	—	—	2,121
Dividend to shareholders	—	(289,429)	(31,571)	—	(321,000)
Shares repurchased	—	(769)	—	—	(769)
Net earnings	—	—	29,444	—	29,444
Other comprehensive loss, net of tax	—	—	—	(2,204)	(2,204)
Balance at December 29, 2012	2	129,656	6,387	(1,741)	134,304
Stock option compensation	—	2,163	—	—	2,163
Stock option exercises	—	87	—	—	87
Net earnings	—	—	33,769	—	33,769
Other comprehensive income, net of tax	—	—	—	1,092	1,092
Balance at December 28, 2013	$2	$131,906	$40,156	$(649)	$171,415
The accompanying notes are an integral part of these financial statements.

EX 99.1

MFI Holding Corporation
Consolidated Statements of Cash Flows
(In Thousands)

Years Ended December 28, 2013, December 29, 2012 and December 31, 2011

	2013	2012	2011
Cash flows from operating activities
Net earnings	$33,769	$29,444	$14,267
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	60,735	66,846	66,446
Amortization of intangibles	30,800	30,800	30,800
Amortization of deferred financing costs	9,282	8,013	7,914
Write-off of deferred financing costs	—	—	1,845
Amortization of original issue discount on long-term debt	2,370	2,166	2,164
Write-off of original issue discount on long-term debt	—	—	1,123
Deferred income taxes	(15,446)	(26,737)	(9,106)
Non-cash stock option compensation	2,163	2,121	1,947
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	8,395	(21,289)	(12,949)
Inventories	5,338	5,546	(16,534)
Prepaid expenses, income taxes and other	2,486	(1,491)	20,819
Accounts payable	220	8,149	20,760
Accrued liabilities	8,321	14,170	(6,327)
Net cash provided by operating activities	148,433	117,738	123,169
Cash flows from investing activities
Capital expenditures	(50,671)	(37,275)	(45,230)
Business acquisition	(38,910)	—	—
Other assets	(610)	—	(850)
Net cash used in investing activities	(90,191)	(37,275)	(46,080)
Cash flows from financing activities
Payments on long-term debt	(40,806)	(49,330)	(821,366)
Proceeds from long-term debt	—	273,625	840,000
Deferred financing costs	(168)	(7,832)	(7,241)
Dividend to shareholders	—	(321,000)	(65,000)
Shares repurchased	—	(769)	(96)
Stock option exercises	87	—	—
Net cash used in financing activities	(40,887)	(105,306)	(53,703)
Effect of exchange rate changes on cash	48	(1)	(73)
Net increase (decrease) in cash and equivalents	17,403	(24,844)	23,313
Cash and equivalents at beginning of year	43,274	68,118	44,805
Cash and equivalents at end of year	$60,677	$43,274	$68,118
Supplemental disclosures of cash flow information
Cash paid (received) during the period for:
Interest	$89,582	$75,654	$83,863
Income taxes	28,409	43,385	(13,248)
Non-cash property, plant and equipment under capital lease	—	5,145	—
The accompanying notes are an integral part of these financial statements.

MFI Holding Corporation
Notes to Consolidated Financial Statements

As of December 28, 2013 and December 29, 2012, and for the Three Years Ended December 28, 2013

1. Summary of Significant Accounting Policies
The Company
MFI Holding Corporation (the Company, we, us, our) is a diversified producer and distributor of food products in three areas -egg products, cheese and other dairy-case products, and refrigerated potato products.
We are a holding company, and our security holders include affiliates of Goldman Sachs Capital Partners, affiliates and co-investors of Thomas H. Lee Partners L.P. and certain current and former members of management. Michael Foods Holding, Inc. is our wholly-owned subsidiary. Michael Foods Holding, Inc. indirectly owns Michael Foods Group, Inc., a registrant with the Securities and Exchange Commission.
Principles of Consolidation and Fiscal Year
The consolidated financial statements include the accounts of the Company and all wholly and majority-owned subsidiaries in which it has control. All significant intercompany accounts and transactions have been eliminated. The Company’s investments in non-controlled entities in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company utilizes a 52/53-week fiscal year ending on the Saturday nearest to December 31. Each of the years ended December 28, 2013, December 29, 2012 and December 31, 2011 contained 52 weeks.
Use of Estimates
Preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, related revenues and expenses and disclosure about contingent assets and liabilities at the date of the financial statements. Actual results could differ from the estimates used by management.
Cash and Equivalents
We consider all highly liquid temporary investments with original maturities of three months or less to be cash equivalents. Significantly all of our cash is held with one financial institution.
Accounts Receivable
We grant credit to our customers in the normal course of business, but generally do not require collateral or any other security to support amounts due from customers. Management performs on-going credit evaluations of customers. We maintain an allowance for potential credit losses based on historical write-off experience which, when realized, have been within management’s expectations. The allowance was $553,000 and $1,139,000 at December 28, 2013 and December 29, 2012, respectively.
Inventories
Inventories, other than flocks, are stated at the lower of cost (determined on a first-in, first-out basis) or market. Flock inventory represents the cost of purchasing and raising flocks to laying maturity. The costs included in our flock inventory include the costs of the chicks, the feed fed to the birds, and the labor and overhead costs incurred to operate the pullet facilities until the birds are transferred into the laying facilities, at which time their cost is amortized to operations, as cost of goods sold, over their expected useful lives of one to two years.
Inventories consisted of the following as of the years ended (in thousands):

EX 99.1

	December 28,	December 29,
	2013	2012
Raw materials and supplies	$25,869	$28,989
Work in process and finished goods	101,895	88,353
Flocks	30,731	35,829
	$158,495	$153,171

Property, Plant and Equipment
The Company’s property consists mainly of plants and equipment used in manufacturing activities. Capital asset additions are recorded at cost, which includes interest on significant projects. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on the straight-line basis. Estimated service lives range from 10-30 years for buildings and improvements and 3-15 years for machinery and equipment. Leasehold improvements are depreciated over the life of the lease including any extensions, the estimated service lives range from 5-15 years. Maintenance and repairs are charged to expense in the year incurred and renewals and betterments are capitalized. The costs and accumulated depreciation of assets sold or disposed of are removed from the accounts and the resulting gain or loss is reflected in earnings. Plant and equipment are reviewed for impairment when conditions indicate an impairment or future impairment; the assets are either written down or the useful life is adjusted to the remaining period of usefulness.
We capitalized interest of $274,000, $82,000 and $374,000 in the years ended December 28, 2013, December 29, 2012 and December 31, 2011, respectively, relating to the construction and installation of property, plant and equipment. Our policy is to capitalize interest on all major projects where construction and/or installation continue for an extended period of time.
Goodwill and Intangible Assets
We recognize as goodwill the excess cost of an acquired entity over the net amount assigned to assets acquired, including intangible assets with indefinite lives, and liabilities assumed. Goodwill and intangible assets with indefinite lives (e.g., trademarks) are tested for impairment on an annual basis during the fourth quarter, and between annual tests whenever there is an impairment indicated. Fair values are estimated based on our best assessment of fair value compared to the corresponding carrying value of the reporting unit, including goodwill. Impairment losses will be recognized whenever the fair value is less than the carrying value of the related asset. None of our goodwill, customer relationships or other intangible assets was impaired as of December 28, 2013, and no impairment losses were recorded in the years ended December 28, 2013, December 29, 2012 or December 31, 2011.
Approximately $4.1 million of goodwill is deductible for tax purposes. The following table is a reconciliation of the carrying amount of goodwill by reportable segment as of December 28, 2013 and December 29, 2012 (in thousands):

	Egg Products	Refrigerated Potato Products	Cheese & Other Dairy-Case Products	Total
Balance as of December 31, 2011	$688,339	$92,882	$48,625	$829,846
Translation adjustment	171	—	—	171
Balance as of December 29, 2012	688,510	92,882	48,625	830,017
Translation adjustment	(468)	—	—	(468)
Acquisition	1,622	—	—	1,622
Balance as of December 28, 2013	$689,664	$92,882	$48,625	$831,171

We recognize an acquired intangible asset apart from goodwill whenever the asset arises from contractual or other legal rights, or whenever it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. An intangible asset other than goodwill is amortized over its estimated useful life unless that life is determined to be indefinite. Straight-line amortization reflects an appropriate allocation of the cost of intangible assets to earnings in proportion to the amount of economic benefit obtained by the Company in each reporting period. The weighted average amortization period for our customer relationships is 17 years. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows, and its carrying amount exceeds its fair value.

EX 99.1

The following are our intangible assets, other than goodwill, as of the years ended (in thousands):

	December 28, 2013	December 29, 2012
Amortized intangible assets, principally customer relationships	$521,000	$521,000
Accumulated amortization	(108,392)	(77,592)
	412,608	443,408
Indefinite lived intangible assets, trademarks	111,000	111,000
	$523,608	$554,408
The intangible asset amortization expense was $30.8 million in each of the years ended December 28, 2013, December 29, 2012 and December 31, 2011. The estimated amortization expense for years 2014 through 2018 is as follows (in thousands):

2014	$31,392
2015	30,800
2016	30,800
2017	30,800
2018	30,800

The above amortization expense forecast is an estimate. Actual amounts may change from such estimated amounts due to additional intangible asset acquisitions, potential impairment, accelerated amortization, or other events.
Deferred Financing Costs
Deferred financing costs are being amortized using the effective interest rate method over the lives of the respective debt agreements. Our deferred financing costs are as follows for the years ended (in thousands):

	December 28, 2013	December 29, 2012
Beginning balance	$45,846	$46,027
Additions to deferred financing costs	168	7,832
Amortization	(9,282)	(8,013)
Ending balance	$36,732	$45,846

Included in the 2012 additions to deferred financing costs were direct costs related to the issuance of our 8.5%/9.25% senior notes due 2018 (senior PIK notes) and the concurrent amendment to the credit agreement. These direct costs were capitalized and will be amortized using the effective interest rate method. We also incurred third-party fees that were expensed and included in selling, general, and administrative expenses.
Also, our credit agreement was previously amended and restated on February 25, 2011. We capitalized certain costs associated with the amendment and restatement. Costs not capitalized, related to lenders who chose not to participate in our amended and restated credit agreement, were included in early extinguishment of debt costs for the year ended December 31, 2011.
Restricted Cash
We and our principal insurance carrier are parties to a pledge and security agreement and an escrow agreement for the guarantee of deductible and/or loss limit reimbursement on workers’ compensation, automobile and general liability claims. In August 2013, we were required to increase the guarantee by $610,000. As of December 28, 2013, we had $6.3 million and as of December 29, 2012, we had approximately $5.7 million in the escrow collateral money market account at Bank of New York Mellon. The funds in this account are restricted cash and the carrying value is included in long-term other assets on our balance sheet.

EX 99.1

Currency Translation
Our Egg Products Division includes a subsidiary in Canada (MFI Food Canada Ltd.). Its financial statements are included in our consolidated financial statements. The financial statements for the Canadian entity are measured in the local currency and then translated into U.S. dollars. The balance sheet accounts, with the exception of retained earnings accounts, are translated using the current exchange rate at the balance sheet date, and the operating results are translated using the average rates prevailing throughout the reporting period. The retained earnings equity accounts are translated at historical average rates. Accumulated translation gains or losses are recorded in accumulated other comprehensive income (AOCI) or accumulated other comprehensive loss (AOCL) and are included as a component of comprehensive income. Transactional gains and losses are reported in the consolidated statement of earnings and comprehensive income. Michael Foods, Inc., a wholly-owned subsidiary of the Company, holds a Canadian dollar-denominated note receivable from the Canadian subsidiary. As a result, we record the exchange-rate impact on that note as a component of earnings in the period of change.
Joint Venture
As of December 28, 2013, we have invested $2 million, our 50% share of the capital funding of a joint venture, in MFOSI, LLC, a Delaware LLC (MFOSI). MFOSI owns 100% of its subsidiary, Lang Fang MK Food Company Ltd., a Chinese egg products company. At December 28, 2013, Lang Fang MK Food Company Ltd. had $2.1 million outstanding under its credit facility, for which we have guaranteed our portion; see Note 3 for additional information. We account for the joint venture under the equity method of accounting. Lang Fang MK Food Company Ltd. has ceased operations.
Revenue Recognition
Sales to our customers are recognized when proof of delivery is received from our carriers and are recorded net of estimated customer programs and returns. We recognize revenue when all of the following conditions have been met:

(1)	Persuasive evidence of an arrangement exists - A revenue transaction is initiated and evidenced by receipt of a purchase order from our customer.

(2)
Delivery has occurred or services have been rendered - An invoice is created from the bill of lading at our shipping plant and revenue is recognized when proof of delivery of the receipt of goods is received from our carriers.

(3)	The seller’s price to the buyer is fixed or determinable - Our sales invoice includes an agreed upon selling price.

(4)	Collectability is reasonably assured - We have a documented credit and collection policy and procedure manual for determining collectability from our customers.

Our shipping policy is FOB destination; therefore, title to goods remains with us until delivered by the carrier to our customer.
Only a minor portion of our sales result in customer returns. An accrual is estimated based on historical trends and reviewed periodically for adequacy. Revenue is appropriately reduced to reflect estimated returns. We are able to make a reasonable estimate of customer returns based upon historical trends due to the fact that our sales are not susceptible to significant external factors, the return period is short, and our sales are high volume and homogeneous in nature.
Customer incentive programs include customer rebates, volume discounts and allowance programs. We have contractual arrangements with our customers and utilize agreed-upon discounts to determine the accrued promotion costs related to these customers. In addition, we have contractual arrangements with end-user customers and utilize historical experience to estimate this accrual.
Marketing and Advertising Costs
We promote our products with advertising, consumer incentives, and trade promotions. Such programs include, but are not limited to, discounts, coupons, and fixed and volume-based incentive programs. Advertising costs are expensed as incurred and included in selling expenses. At retail, we predominately use in-store promotional spending, discounts and coupons. Such spending is recorded as a reduction to sales based on amounts estimated as being due to customers and consumers at the end of a period. In foodservice, we predominately use fixed and volume-based programs. Fixed marketing programs are expensed over the period to which sales relate and are included in selling expenses. Volume-based programs are recorded as a reduction to sales based on amounts estimated as being due to customers at the end of a period. Our advertising expense was approximately $16.2 million, $18.5 million and $16.7 million for the years ended December 28, 2013, December 29, 2012 and December 31, 2011, respectively.

EX 99.1

Shipping and Handling Costs
The Company’s shipping and handling costs are included in cost of sales.
Recently Adopted Accounting Pronouncements
In February 2013, the Financial Accounting Standards Board (FASB) updated the guidance requiring companies to report, in one place, information about reclassifications of AOCI and changes in AOCI balances. For significant items reclassified out of AOCI to net income in their entirety in the same reporting period, reporting is required about the effect of the reclassifications on the respective line items in the statement where net income is presented. For items that are not reclassified to net income in their entirety in the same reporting period, a cross reference to other disclosures currently required in conformity with accounting principles generally accepted in the United States is required. The above information must be presented in one place, either parenthetically on the face of the financial statements by income statement line item, or in a note. The adoption of this updated guidance was effective for us beginning with fiscal year 2013. The adoption of this guidance did not have an impact on our financial position, results of operations or cash flows.
There were no other accounting pronouncements adopted or issued during the year ended December 28, 2013 that had or are expected to have a material impact on our financial position, operating results or disclosures.
2. Business Acquisition
On June 27, 2013, we purchased the net assets of Primera Foods Corporation (Primera), an egg products processing company with operations in the Midwest. The purchase price of $38.9 million was financed through cash from operations. The acquired net assets, recorded at fair value, include $26.9 million of current assets, primarily accounts receivable and inventory, $4.7 million of current liabilities, primarily accounts payable and $15.1 million for property, plant and equipment. We also recorded $1.6 million in goodwill as we expect to achieve significant synergies and cost reductions through the integration of Primera customers and operations into our egg products division. Between the closing date and December 28, 2013, we made $3.2 million of working capital true-up payments to Primera per the asset purchase agreement, which are included in the amounts above.
3. Debt
Long-term debt consisted of the following as of the years ended (in thousands):

	December 28, 2013	December 29, 2012
Credit facility - revolving line of credit	$—	$—
Credit facility - term B loan	734,723	765,723
Senior unsecured notes	705,000	705,000
Secured notes	1,988	3,338
Capital leases	4,224	10,685
Guarantees	7,770	8,833
Other indebtedness	515	1,104
Less:
Current maturities	4,758	19,833
Unamortized original issue discount	9,275	11,645
	$1,440,187	$1,463,205

Our aggregate minimum principal maturities of long-term debt reflect the amount to be paid upon maturity of our debt instruments and capital lease agreements. Aggregate minimum principal maturities of long-term debt for the fiscal years following December 28, 2013, are as follows (in thousands):

EX 99.1

2014	$4,758
2015	3,431
2016	2,064
2017	1,750
2018	1,440,216
Thereafter	2,001

Credit Agreement Facilities
At December 28, 2013, we had a $75 million multi-year revolving line of credit, of which approximately $17.5 million matures June 29, 2015 with the remaining $57.5 million maturing February 25, 2016. As of December 28, 2013 and December 29, 2012, there were no outstanding borrowings under the revolving line of credit.
The term B loan, maturing February 25, 2018, is currently under Eurodollar contracts and bears interest at 1.25%, plus a 3% margin. The interest paid on these obligations will float with changes in LIBOR rates. On February 28, 2013, November 29, 2013 and December 27, 2013, we made $10 million, $11 million and $10 million voluntary prepayments on the term B loan. On December 27, 2012, we made a $40 million voluntary prepayment on the term B loan.
The credit agreement, including the revolving line of credit and term B loan, is collateralized by substantially all of our assets. The credit agreement contains restrictive covenants, including restrictions on dividends and distributions to shareholders, a maximum leverage ratio, a minimum interest coverage ratio and limitations on additional indebtedness and liens. Covenants related to operating performance are primarily based on earnings before income taxes, interest expense, depreciation and amortization expense, and other adjustments as defined in the credit agreement. For the year ended December 28, 2013, the maximum leverage ratio requirement was 6.50 to 1.00 and the minimum interest coverage ratio requirement was 1.90 to 1.00. We were in compliance with all of the covenants under the credit agreement as of December 28, 2013.
Senior Unsecured Notes
On December 18, 2012, we issued $275 million senior PIK notes which accrue cash interest at a rate of 8.5%, with the option to PIK interest at a rate of 9.25% maturing July 15, 2018, with Wells Fargo Bank, National Association.
At December 28, 2013, we also had outstanding $430 million of 9.75% senior notes maturing on July 15, 2018, with Wells Fargo Bank, National Association as Trustee.
Both unsecured notes contain restrictive covenants, including restrictions on dividends and distributions to shareholders. We were in compliance with all of the covenants under the notes as of December 28, 2013. The notes are general unsecured senior debt obligations that rank equally with all of our other unsecured and unsubordinated indebtedness, but are effectively junior to our secured indebtedness to the extent of the value of the assets securing that indebtedness, including amounts due under the credit agreement.
Secured Notes
This note is a variable-rate note secured by equipment used in our potato products facility and matures on November 25, 2014. At December 28, 2013, the note had an effective interest rate of 3.6%.
Capital Leases
At December 28, 2013, capital leases consisted of a lease on our Winnipeg, Manitoba egg products processing facility with an outstanding balance of $4,224,000, which expires August 31, 2022. In December 2013, a variable rate lease secured by equipment used in our potato products facility matured.
The following reflects property under capital leases (in thousands):

EX 99.1

	December 28, 2013	December 29, 2012
Property, plant and equipment held under lease agreements	$4,736	$19,832
Accumulated depreciation	(638)	(5,492)
	$4,098	$14,340
Guarantees
We have guaranteed, through our M.G. Waldbaum Company subsidiary, the repayment of certain industrial revenue bonds used for the expansion of the wastewater treatment facility in Wakefield, Nebraska. We are required to pay the principal and interest payments related to these bonds and therefore recorded this obligation as part of long-term debt. At December 28, 2013, we had approximately $6.7 million outstanding with respect to the 4.57% 2012 series bond maturing September 15, 2017.
In July 2012, we and our China joint venture partner each issued a $2 million irrevocable standby letter of credit with Bank of America, N.A. as beneficiary. We have guaranteed, through this standby letter of credit, 50% of a $4 million credit facility entered into by Lang Fang MK Food Company Ltd. and the China branch of Bank of America. At December 28, 2013, Lang Fang MK Food Company Ltd. had $2.1 million outstanding under its credit facility, and we have recorded our portion of the guarantee, $1.1 million, as part of long-term debt.
The components of interest expense, net, for the years ended December 28, 2013, December 29, 2012 and December 31, 2011 are as follows (in thousands):

	2013	2012	2011
Interest expense	$99,133	$78,926	$81,985
Amortization of financing costs	9,282	8,013	7,914
Amortization of original issue discount on long-term debt	2,370	2,166	2,164
Mark-to-market on interest rate swap contracts	742	2,372	6,500
Capitalized interest	(274)	(82)	(374)
Interest income	(41)	(208)	(49)
Interest expense, net	$111,212	$91,187	$98,140
We are currently a party to five futures contracts to fix the variable portion of the interest rate on $350 million of our term B loan. The average rate of the contracts is 2.73% and the last contract matures on June 16, 2015. Because we do not treat those futures contracts as hedging instruments, we record unrealized gains or losses as a component of earnings in the period of change (see Note 10).
4. Income Taxes
Income tax expense (benefit) for the years ended December 28, 2013, December 29, 2012 and December 31, 2011 is as follows (in thousands):

	2013	2012	2011
Current:
Federal	$29,010	$35,437	$5,980
State	3,448	3,554	2,433
	32,458	38,991	8,413
Deferred:
Federal	(14,828)	(23,948)	1,935
Foreign	28	37	(10)
State	(646)	(2,826)	(11,031)
	(15,446)	(26,737)	(9,106)
	$17,012	$12,254	$(693)

EX 99.1

The components of the deferred tax assets and (liabilities) associated with the cumulative temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes are as follows (in thousands):

	December 28, 2013	December 29, 2012
Current deferred income taxes:
Flock inventories	$(7,713)	$(7,417)
Hedging	1,412	1,957
Other, primarily accrued expenses	10,246	13,500
Total gross deferred income taxes, current	3,945	8,040
Valuation allowance	(877)	(1,590)
Total current deferred income taxes	3,068	6,450
Non-current deferred income taxes:
Depreciation	(36,871)	(41,979)
Customer relationships	(151,345)	(162,420)
Trademarks and licenses	(40,096)	(39,969)
Goodwill	(1,411)	(1,370)
Net operating loss carry-forwards	2,220	2,179
Debt issuance costs	(6,844)	(9,149)
Other	7,500	7,549
Total gross deferred income taxes, non-current	(226,847)	(245,159)
Valuation allowance	(5,610)	(5,680)
Total non-current deferred income taxes	(232,457)	(250,839)
Total deferred income taxes	$(229,389)	$(244,389)

As of December 28, 2013, we have a valuation allowance related to deferred tax assets of $6.5 million and the net decrease during the year was $0.8 million. The valuation allowance was recorded against the deferred tax assets related to our foreign subsidiary and our investment in the entity that owns our foreign joint venture, based on management’s judgment that it is more-likely-than-not that the benefits of those deferred tax assets will not be realized in the future. The 2013 change in the valuation allowance relating to those deferred tax assets was due to a combination of currency rate fluctuations, the losses related to our foreign subsidiary and investment in our foreign joint venture, and the expiration of a capital loss carry-forward. The current deferred tax asset is included in “Prepaid expenses and other” current assets.
The following is a reconciliation of the federal statutory income tax rate to the consolidated effective tax rate based on earnings before equity in losses of unconsolidated subsidiary for the years ended December 28, 2013, December 29, 2012 and December 31, 2011:

	2013	2012	2011
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal impact	2.9	3.1	8.8
Change in state tax rate for deferred taxes	0.7	(2.1)	(48.4)
Qualified production activities deduction	(5.8)	(8.5)	(4.1)
Other permanent differences	0.1	0.3	2.4
Valuation allowance	0.6	3.6	0.4
Other	(0.5)	(3.3)	1.0
	33.0%	28.1%	(4.9)%

The effective tax rates for the years ended December 28, 2013, December 29, 2012 and December 31, 2011 were impacted by changes in the state tax rate used to determine our deferred income tax assets and liabilities. The rates changed due to changes

EX 99.1

in enacted state laws, changes in the composition of the groups that file in certain states and other changes to the apportionment of income to various states. These changes did not impact cash taxes paid.
We have foreign net operating loss carry-forwards of approximately $8.4 million which expire from 2025 through 2033.
Accounting for Uncertainty in Income Taxes
Following is a roll-forward of our unrecognized tax benefits (in thousands):

	December 28, 2013	December 29, 2012	December 31, 2011
Total unrecognized tax benefits at beginning of period	$2,545	$4,587	$4,257
Gross increase for tax positions taken in prior periods	—	3	712
Gross decrease for tax positions taken in prior periods	(12)	(17)	—
Gross increase for tax positions taken in current period	411	131	126
Reductions relating to settlements with taxing authorities	—	(1,792)	—
Reductions as a result of a lapse of applicable statute of limitations	(348)	(367)	(508)
Total unrecognized tax benefits at end of period	$2,596	$2,545	$4,587

The total liability associated with unrecognized tax benefits that, if recognized, would impact the effective tax rate was approximately $1.5 million at December 28, 2013.
The Company accrues interest and penalties associated with unrecognized tax benefits as interest expense in the consolidated statement of earnings and comprehensive income, and the corresponding liability in accrued interest in the consolidated balance sheet. Expenses of approximately $0.1 million for interest and penalties were reflected in the consolidated statement of earnings and comprehensive income for the year ended December 31, 2011. In the consolidated statement of earnings and comprehensive income for the years ended December 28, 2013 and December 29, 2012, we had a benefit of approximately $0.1 million and $0.2 million reflecting the effect of the closing of statutes of limitations and settlements with taxing authorities. The corresponding liabilities in the consolidated balance sheet were approximately $0.7 million and $0.8 million at December 28, 2013 and December 29, 2012.
Included in the balance of unrecognized tax benefits for 2013 are tax positions for which it is reasonably possible that the total amounts could significantly change during the next twelve months. We estimate that it is reasonably possible that $0.6 million to $0.8 million of unrecognized tax benefits could significantly change during the next twelve months. This amount represents a decrease in unrecognized tax benefits comprised of items related to expiring statutes.
Our uncertain tax positions are related to tax years that remain subject to examination. As of December 28, 2013, the United States jurisdiction remains subject to examination for tax years 2008 through 2013. The Minnesota, New Jersey and Wisconsin jurisdictions remain subject to examination for tax years 2009 through 2013. The Iowa jurisdiction remains subject to examination for the tax years 2010 through 2013.
5. Employee Retirement Plan
Employees who meet certain service requirements are eligible to participate in a defined contribution retirement plan. We match up to 4% of each participant’s eligible compensation. Our matching contributions were $3.5 million in the year ended December 28, 2013 and were $3.4 million in each of the years ended December 29, 2012 and December 31, 2011.
We also contribute to one union-defined contribution retirement plan which totaled $49,000, $40,000 and $31,000 for the years ended December 28, 2013, December 29, 2012 and December 31, 2011, respectively.
6. Related Party Transactions
Pursuant to a Management Agreement with Goldman, Sachs & Co. and THL Managers V, LLC, (together, the “managers”) we pay the managers an annual fee of the greater of $2.25 million or 1.0% of consolidated earnings before interest, taxes, depreciation and amortization, whichever is greater. The management fees were approximately $2.6 million, $2.4 million and

EX 99.1

$2.3 million in the years ended December 28, 2013, December 29, 2012 and December 31, 2011, respectively, and were included in selling, general and administrative expenses.
We will pay to the managers a 1% transaction fee (based on the total value of the transaction) in connection with certain transactions during the term of the Management Agreement, including acquisitions, sales or dispositions of assets or equity interests or similar transactions involving the Company or any of its subsidiaries (see Note 14).
7. Commitments and Contingencies
Lease Commitments
Our corporate offices and several of our manufacturing facilities are leased under operating leases expiring at various times through February 2024. The leases provide that real estate taxes, insurance, and maintenance expenses are our obligations. In addition, we lease some of our transportation equipment under operating leases.
Rent expense, including real estate taxes and maintenance expenses, was approximately $8 million, $7.2 million and $8.8 million for the years ended December 28, 2013, December 29, 2012 and December 31, 2011, respectively.
The following is a schedule of minimum rental commitments for base rent for the years ending (in thousands):

2014	$6,017
2015	5,486
2016	5,032
2017	4,252
2018	3,818
Thereafter	13,939

Other Guarantees
In addition to the debt guarantees described in Note 3, we have guaranteed the repayment of an industrial revenue bond used for the expansion of a wastewater treatment facility in an Iowa municipality where we have a manufacturing facility. The repayment of the bond is funded through the wastewater treatment charges paid by us. However, should those charges not be sufficient to pay the bond payments as they become due, we have agreed to pay any shortfall. At December 28, 2013, the principal balance of the guaranteed industrial revenue bond was approximately $0.8 million.
Procurement Contracts
We have entered into substantial purchase obligations to fulfill our egg and potato requirements. We maintain long-term egg procurement contracts with numerous cooperatives and egg producers throughout the Midwestern and Eastern United States and Canada, which supply approximately 59% of our annual external egg requirements. Most of these contracts vary in length from 18 to 120 months. The egg prices are primarily indexed to grain or Urner Barry market indices. Two egg suppliers provide more than 10% of our annual egg requirements. Based upon the best estimates available to us for grain and egg prices, we project our purchases from our top five contracted egg suppliers under existing contracts will approximate $296.8 million in 2014, $303.9 million in 2015, $274.2 million in 2016, $274.6 million in 2017, and $274.6 million in 2018. The 2014 amount represents approximately 39% of our anticipated total egg requirements for the year. In addition, we have contracts to purchase potatoes that expire in 2014. These contracts will supply approximately 59% of the Refrigerated Potato Products Division’s raw potato needs in 2014. One potato supplier is expected to provide approximately 24% of our 2014 potato requirements. We purchase our cheese from numerous vendors on the open market at prevailing market prices.
Legal Matters
Antitrust claims: In late 2008 and early 2009, some 22 class-action lawsuits were filed in various federal courts against Michael Foods, Inc. and approximately 20 other defendants (producers of shell eggs, manufacturers of processed egg products, and egg industry organizations), alleging violations of federal and state antitrust laws in connection with the production and sale of shell eggs and egg products, and seeking unspecified damages. Plaintiffs seek to represent nationwide classes of direct and indirect

EX 99.1

purchasers, and allege that defendants conspired to reduce the supply of eggs by participating in animal husbandry, egg-export and other programs of various egg-industry associations. In December 2008, the Judicial Panel on Multidistrict Litigation ordered the transfer of all cases to the Eastern District of Pennsylvania for coordinated and/or consolidated pretrial proceedings. Between late 2010 and early 2012, a number of companies, each of which would be part of the purported class in the antitrust action, brought separate actions against defendants. These “tag-along” cases, brought primarily by various grocery chains and food companies, assert essentially the same allegations as in the main action. All but one of the tag-along cases were either filed in or transferred to the Eastern District of Pennsylvania where they are being treated as related to the main action; discovery is underway in these matters. The one tag-along case where pretrial proceedings are not under the jurisdiction of the Eastern District of Pennsylvania was brought by a retail grocery chain in Kansas state court under Kansas law. Claims against Michael Foods, Inc. in that particular matter were resolved through a confidential settlement agreement on April 11, 2013.
Michael Foods, Inc. received a Civil Investigative Demand (CID) issued by the Florida Attorney General on November 17, 2008, regarding an investigation of possible anticompetitive activities “relating to the production and sale of eggs or egg products.” The CID requested information and documents related to the pricing and supply of shell eggs and egg products, as well as Michael Foods, Inc.’s participation in various programs of United Egg Producers. Michael Foods, Inc. has fully cooperated with the Florida Attorney General’s Office to date. Further compliance is suspended pending discovery in the civil antitrust litigation referenced above.
Patent infringement litigation: On October 27, 2010, National Pasteurized Eggs, Inc. and National Pasteurized Eggs, LLC (collectively NPE) commenced litigation against Michael Foods, Inc. and several of its subsidiaries in U.S. District Court for the Western District of Wisconsin. NPE alleged that Michael Foods, Inc.’s pasteurized shell eggs infringed on three patents and trademarks that NPE owns or licenses. On April 15, 2011, Michael Foods, Inc. commenced litigation against National Pasteurized Eggs, Inc. in U.S. District Court for the District of Minnesota, alleging that National Pasteurized Eggs, Inc.’s production and sale of pasteurized shell eggs infringed three patents exclusively licensed to Michael Foods, Inc. The cases were consolidated before the U.S. District Court for the Western District of Wisconsin. A jury trial took place in June 2012; the jury returned a verdict of patent infringement against Michael Foods, Inc. and awarded $5.8 million in damages which we accrued at that time. The verdict did not affect our ability to continue producing pasteurized shell eggs, but in response to the jury verdict, we returned to process parameters that were in place prior to April 2010. On April 29, 2013, we filed an appeal of this matter with the U.S. Court of Appeals for the Federal Circuit. The matter was fully resolved on July 1, 2013 through court-ordered mediation, and the appeal was subsequently dismissed. In late July 2013, we paid the $4.5 million settlement amount and reduced legal expense by the reversal of the $1.3 million previously accrued.
Lawsuit against the City of Elizabeth and Liberty Water Co.: On January 28, 2010, our subsidiary Papetti’s Hygrade Egg Products, Inc. commenced suit in New Jersey Superior Court against the City of Elizabeth, N.J. and Liberty Water Company. The suit alleges that City sewer charges, which are billed by Liberty Water, are arbitrary and inequitable. Papetti’s seeks a declaration that its sewer bills have been inaccurate at least since 2002, and seeks invalidation of certain sewer-related charges and surcharges. In responding to the suit, the City of Elizabeth counterclaimed on May 7, 2010 that Papetti’s “has not been charged the full and proper amount of sewage charges due to billing mistakes of Defendant Liberty Water Company,” but did not allege any undercharged amount. On June 1, 2011, Liberty Water gave notice of its belief that since 2004, it underbilled Papetti’s by some $6.5 million. In November of 2011, Liberty Water issued invoices totaling $6.2 million to Papetti’s in connection with the alleged underbilling. We did not record a liability for the alleged underbilling as we believe there is no merit in this claim. During mediation on January 13, 2014, the parties agreed in principle to the terms of a settlement agreement that resolves all claims alleged by all parties. The settlement agreement has been signed by all parties, but must be approved by the Elizabeth City Council before it can become effective; the settlement agreement is scheduled to be presented to the city council on May 13, 2014. The amount accrued related to this matter is adequate to cover the settlement. Due to the uncertainty of approval and certain provisions in the settlement agreement, we have not recorded the settlement at this time.
We do not believe it is possible to estimate any further possible loss in connection with these litigated matters. Accordingly, we cannot predict what impact, if any, these matters and any results from such matters could have on our future results of operations.
Other: In addition, we are from time to time party to litigation, administrative proceedings and union grievances that arise in the ordinary course of business, and occasionally pay non-material amounts to resolve claims and alleged violations of regulatory requirements. There are no pending “ordinary course” matters that, separately or in the aggregate, would, in the opinion of management, have a material adverse effect on our operations, financial condition or cash flow.

EX 99.1

8. Shareholders’ Equity
On December 18, 2012, we paid a $321 million cash dividend to our shareholders. The dividend was funded through cash from operations and the senior PIK notes.
During March 2011, we paid a $65 million cash dividend to our shareholders. The dividend was funded through the expansion of the term B loan.
9. Stock-Based Compensation
MFI Holding Corporation Equity Incentive Plan
We adopted the MFI Holding Corporation Equity Incentive Plan (the Plan) to (a) assist the Company and its affiliated companies in recruiting and retaining employees, directors and consultants; (b) provide employees, directors and consultants with an incentive for productivity; and (c) provide employees, directors and consultants with an opportunity to share in the growth and value of the Company. The maximum number of shares that may be subject to the Plan is 71,065. Under the form of option agreement used under the Plan, the term of the options commences on the date of grant and expires on the tenth anniversary of the date of grant unless earlier terminated or cancelled. The exercise price per share purchasable under each option will be determined by the Compensation Committee of our Board of Directors; provided, however, that such exercise price shall not be less than the fair market value of the share on the date such option is granted. The Plan includes non-qualified time-vesting and performance-vesting options. The options and accrued stock compensation associated with the options is classified as equity and is being expensed during the requisite service periods. We recorded stock-based compensation expense of $2,163,000, $2,121,000 and $1,947,000 for the years ended December 28, 2013, December 29, 2012 and December 31, 2011, respectively. As of December 28, 2013, the total compensation cost for nonvested awards not yet recognized in our statements of earnings and comprehensive income was approximately $3.7 million. This amount will be expensed over the balance of the vesting periods, approximately 1.86 years.
On December 18, 2012, we paid our shareholders a $321 million dividend. The Plan provisions require that in the event of a dividend, an appropriate adjustment will be determined to the number of outstanding option shares granted or their exercise prices in order to prevent dilution. Concurrent with the dividend payment, our compensation committee adopted a resolution that reduced the exercise prices of 44,173 performance-vesting stock options and 18,108 time-vesting stock options by the amount of the dividend per share. The required adjustment due to the dividend did not affect the fair value of the options outstanding, and no incremental stock-based compensation was recorded.
The weighted-average grant-date fair value of time-vesting Class A options granted in 2013, 2012 and 2011 under the Plan was $423.76, $659.84 and $745.90, respectively. The fair value of shares vesting was $2.1 million in each of the years 2013, 2012 and 2011. The weighted-average grant-date fair value of options under the Plan was determined by using the fair value of each option grant on the date of grant, utilizing the Black-Scholes option-pricing model and the following key assumptions:

	2013	2012	2011
Risk-free interest rate	0.81%	0.83%-1.20%	1.51%-1.87%
Expected term (in years)	5	5	5
Expected volatility	32.78%	32.78%	32.78%-32.96%
Expected dividends	None	None	None

The time-vesting options (Class A) have a service condition and vest 20% on the anniversary date of the grant each year for five years, commencing on the first anniversary date of the grant. They also include a performance condition which is triggered upon the occurrence of a change in control, at which time the option shall, to the extent not then vested, automatically become fully vested and exercisable. Vested options may be exercised in whole or in part at any time and from time to time during the term by giving written notice of exercise. Upon exercise and execution of a Stockholders Agreement between the Company and the grantee, shares will be issued to the grantee. In certain instances, agreed to by the Compensation Committee of the Board of Directors, payment for exercise and applicable withholding may be made with shares (issued or to be issued as part of the exercise), and such shares to be valued at the fair market value on the date of such exercise. All shares received pursuant to time-vesting nonqualified stock option exercises will be subject to the Company’s Stockholders Agreement, which grants the Company a call right with respect to such shares in the event of termination of the holder’s employment.

EX 99.1

The performance-vesting awards include three classes of options (referred to as Class B, C and D options) each granted at differing option strike prices. Each class of performance-vesting options, at the classes’ corresponding option strike price, is treated as if it were a separate option, each which may be exercised individually. The performance-vesting options become vested and exercisable with respect to option shares only upon the consummation of a liquidity event as defined in the Plan. A liquidity event will be deemed to have occurred when the existing owner group sells all of the equity securities of the company or has achieved a defined return on investment. For purposes of determining whether a liquidity event has occurred, the applicable return on initial investment (ROI) threshold is a minimum return of two times. The performance-vesting options are forfeited upon termination of employment. Based upon the performance conditions (liquidity event, as defined and ROI threshold of two times) for vesting of the performance-vesting options, the conditions will not be satisfied for Class B, C or D options to become vested until a liquidity event is consummated. We expect all outstanding options to vest at that time. Therefore, we have not recorded compensation cost for performance-vesting options, and we will reassess the probability of meeting the performance conditions quarterly or as business circumstances suggest that a liquidity event is probable, which is generally considered to be when it occurs.
Information regarding outstanding stock options follows:

	Class A Options	Weighted-average Exercise Price Per Share(1)	Class B Options	Weighted- average Exercise Price Per Share(1)	Class C Options	Weighted-average Exercise Price Per Share(1)	Class D Options	Weighted-average Exercise Price Per Share(1)
Outstanding at December 29, 2012	18,108	$412.31	24,178	$2,872.87	11,072	$4,358.86	8,923	$5,349.52
Granted	653	$1,409.80	—	—	—	—	—	—
Exercised	(216)	$405.34	—	—	—	—	—	—
Forfeited	(213)	$536.73	—	—	—	—	—	—
Outstanding at December 28, 2013	18,332	$446.50	24,178	$2,872.87	11,072	$4,358.86	8,923	$5,349.52
Weighted-average remaining contractual term	6.74		6.68		6.68		6.68
Options vested and expected to vest	18,332	$446.50	24,178		11,072		8,923
Exercisable at December 28, 2013	10,292	$403.60	—		—		—
Weighted-Average Remaining Contractual Term	6.62
(1)Footnote amounts have been adjusted to reflect the change in exercise price to avoid dilution.
10. Hedging and Derivatives
Certain of our operating segments enter into derivative instruments, such as corn and soybean meal futures, which we believe provide an economic hedge on future transactions and are designated as cash flow hedges. As the commodities being hedged are grain ingredients fed to our flocks, the changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price movements of these items.
We actively monitor exposure to commodity price risks and use derivative commodity instruments to manage the impact of certain of these risks. We use derivatives, primarily futures contracts, only for the purpose of managing risks associated with underlying commodity exposures. Our futures contracts for grains are cash flow hedges of firm purchase commitments and anticipated production requirements, as they reduce our exposure to changes in the cash price of the respective items and generally extend for less than one year. We expect that within the next twelve months we will reclassify, as earnings or losses, substantially all of the amount recorded in accumulated other comprehensive income (loss).
In addition, we use derivative instruments to mitigate some of the risk associated with our foreign currency sales transactions, energy-related needs and interest costs. We do not treat those futures contracts as hedging instruments and, therefore, record the gains or losses related to them as a component of earnings in the period of change. We do not trade or use instruments with the

EX 99.1

objective of earning financial gains on the commodity price, nor do we use instruments where there is no underlying exposure. All derivatives are recognized at their fair value. For derivative instruments designated and qualifying as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI or AOCL in the equity section of our balance sheet and an associated amount is recorded in “prepaid expenses and other” current assets. The amounts carried in cash, when appropriate, represent the fair value of our positions in excess of the margin requirements. We offset certain derivative asset and liability amounts where a legal right of offset exists. The amounts deferred are subsequently recognized in cost of sales when the associated products are sold. The cost or benefit of contracts closed prior to the execution of the underlying purchase is deferred until the anticipated purchase occurs. As a result of the volatility of the markets, deferred gains and losses in AOCI or AOCL may fluctuate until the related contract is closed. Gains and losses on the derivative representing hedge ineffectiveness are recognized in current earnings. We do not exclude any items from our assessment of ineffectiveness.
We had the following outstanding commodity-forward contracts for hedging of forecasted purchases of grain, as of the years ended (in thousands):

	Corn Volume (in Bushels)		Soybean Meal Volume (in Tons)
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Commodity contract	3,045	3,060	29	33

Information on location and amounts of derivative fair values in the consolidated balance sheets is presented below, as of the years ended (in thousands):

		Fair Value
		December 28, 2013		December 29, 2012
	Balance Sheet Location	Asset	Liability	Asset	Liability
Derivatives designated as hedging instruments:
Commodity contracts - Grain(1)	Prepaid expenses and other	$629	$(793)	$205	$(1,812)
Derivatives not designated as hedging instruments:
Commodity contracts - Energy(1)	Prepaid expenses and other	101	—	36	(152)
Foreign currency contracts	Prepaid expenses and other	—	(121)	—	—
Interest rate swap contracts	Other accrued liabilities and other long-term liabilities	—	(5,452)	—	(8,872)

(1)    Amounts represent the gross fair value of derivative assets and liabilities. We net the derivative assets and liabilities for each of our hedging programs, including cash collateral, when a master netting arrangement exists between us and the counterparty to the derivative contract. The amount or timing of cash collateral balances may impact the classification of the derivative in the consolidated balance sheets. The gross fair value of the commodity grain contracts is exclusive of cash collateral receivable of $928 and $22 as of December 28, 2013 and December 29, 2012. The gross fair value of the commodity energy contracts is exclusive of cash collateral receivable of $0 and $185 as of December 28, 2013 and December 29, 2012.
The following table represents the effect of derivative instruments in cash flow hedging relationships on our consolidated statements of earnings and comprehensive income, net of tax for the years ended December 28, 2013, December 29, 2012 and December 31, 2011 (in thousands):

EX 99.1

	(Effective Portion)			(Ineffective Portion)
	Gain (Loss) Recognized in AOCI on Derivative	Location of Gain (Loss) Reclassified from AOCI into Earnings	Gain (Loss) Reclassified from AOCI into Earnings	Location of Gain (Loss) Recognized in Earnings on Derivative	Gain (Loss) Recognized in Earnings on Derivative(1)
Year ended December 28, 2013
Commodity contracts - Grain	$(73)	Cost of sales	$(1,149)	Cost of sales	$(52)
Year ended December 29, 2012
Commodity contracts - Grain	$(1,200)	Cost of sales	$(1,213)	Cost of sales	$(72)
Year ended December 31, 2011
Commodity contracts - Grain	$1,164	Cost of sales	$1,708	Cost of sales	$63

(1)    There were no gains or losses resulting from the discontinuance of cash flow hedges during the years ended December 28, 2013, December 29, 2012 and December 31, 2011.
The following table represents the effect of derivative instruments not designated as hedging instruments on our consolidated statements of earnings and comprehensive income for the years ended December 28, 2013, December 29, 2012 and December 31, 2011 (in thousands):

	Locations of Gain (Loss) Recognized in Earnings on	Gain (Loss) Recognized in Earnings on Deerivative
	Derivative	2013	2012	2011
Commodity contracts - Energy	Cost of sales	$193	$247	$(1,017)
Foreign currency contracts	General and administrative expense	(121)	—	—
Interest rate swap contracts	Interest expense	(742)	(2,372)	(6,500)

11. Comprehensive Income
Accumulated Other Comprehensive Loss
Other comprehensive loss is comprised of unrealized gains (losses) on cash flow hedges and foreign currency translation adjustments.
The components of accumulated other comprehensive loss, net of taxes, were as follows (in thousands):

	December 28, 2013	December 29, 2012
Unrealized loss on cash flow hedges	$(124)	$(1,201)
Foreign currency translation	(525)	(540)
Accumulated other comprehensive loss	$(649)	$(1,741)

Changes in Other Comprehensive Income (Loss)
The following table summarizes the changes in accumulated balances of the components of other comprehensive income (loss) and the related tax effects for years ended December 28, 2013, December 29, 2012 and December 31, 2011 (in thousands):

EX 99.1

	2013	2012	2011
Unrealized gain (loss) on cash flow hedges, before tax	$1,701	$(3,838)	$(870)
Tax expense (benefit)	624	(1,425)	(326)
Unrealized gain (loss) on cash flow hedges, net of tax	1,077	(2,413)	(544)
Foreign currency translation	15	209	(513)
Other comprehensive income (loss)	$1,092	$(2,204)	$(1,057)

Reclassifications out of Accumulated Other Comprehensive Income (Loss)
The following table summarizes the reclassification adjustments, net of tax, out of accumulated other comprehensive income (loss), by component, included in net earnings for the year ended December 28, 2013 (in thousands):

	2013	Clarification in Earnings
Cash flow hedges, net of tax	$(1,149)	Cost of sales

12. Fair Value Measurements
We are exposed to market risks from changes in commodity prices, which may adversely affect our operating results and financial position. When appropriate, we seek to minimize our risks from commodity price fluctuations through the use of derivative financial instruments, such as commodity purchase contracts, which are classified as derivatives, along with other instruments relating primarily to corn, soybean meal, cheese and energy-related needs. We estimate fair values based on exchange-quoted prices, adjusted as appropriate for differences in local markets. These differences are generally valued using inputs from broker or dealer quotations, or market transactions in either the listed or over-the-counter commodity markets. In such cases, these derivative contracts are classified within Level 2 of the fair value hierarchy. Changes in the fair values of these contracts are recognized in the consolidated financial statements as a component of cost of sales or other comprehensive income (loss). The hedging-related financial instruments measured at fair value on a recurring basis are included in current assets under “prepaid expenses and other.”
In addition, we seek to minimize our risks from interest rate fluctuations through the use of interest rate swap contracts. These instruments are valued using standard calculations and models with inputs other than quoted market prices provided by our banking partners. The fair value of instruments may be impacted by the Company’s nonperformance risk, which is estimated based upon the unsecured borrowing rates available to the Company. The borrowing rates available to the Company are considered a significant unobservable input used in the fair value measurement of such instruments. As such, the interest rate swap contracts are included in the Level 3 fair value measurements as of December 28, 2013 and December 29, 2012. A 1% change in the unobservable input would have an approximately $0.1 million effect on interest expense. Management has elected not to account for these instruments as designated hedges so changes in the fair values of these instruments are recognized in the consolidated financial statements as a component of interest expense. The interest rate swap contract liability is measured at fair value on a recurring basis and the current portion of the liability is included in “other accrued liabilities” and the long-term portion is included in “other long-term liabilities.”
The following table provides a reconciliation of the beginning and ending balances of items measured at fair value on a recurring basis that used Level 3, significant unobservable inputs (in thousands):

	Interest Rate Swap Contracts
	December 28, 2013	December 29, 2012
Beginning balance	$8,872	$6,500
Unrealized loss included in interest expense	742	2,372
Settlements	(4,162)	—
Ending balance	$5,452	$8,872
The following table sets forth our hedging-related financial assets and liabilities fair value measured on a recurring basis as of the years ended December 28, 2013 and December 29, 2012 (in thousands):

EX 99.1

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	Fair Value Measurements as of December 28, 2013
Assets at fair value:
Commodity contracts - Grain	$—	$—	$—	$—
Commodity contracts - Energy	101	—	101	—
Foreign currency contracts	—	—	—	—
Total assets at fair value	$101	$—	$101	$—
Liabilities at fair value:
Commodity contracts - Grain	$164	$—	$164	$—
Commodity contracts - Energy	—	—	—	—
Foreign currency contracts	121	—	121	—
Interest rate swap contracts	5,452	—	—	5,452
Total liabilities at fair value	$5,737	$—	$285	$5,452

	Fair Value Measurements as of December 29, 2012
Assets at fair value:
Commodity contracts - Grain	$—	$—	$—	$—
Commodity contracts - Energy	—	—	—	—
Total assets at fair value	$—	$—	$—	$—
Liabilities at fair value:
Commodity contracts - Grain	$1,607	$—	$1,607	$—
Commodity contracts - Energy	116	—	116	—
Interest rate swap contracts	8,872	—	—	8,872
Total liabilities at fair value	$10,595	$—	$1,723	$8,872

The carrying amount of our debt (including current maturities) was $1.45 billion as of December 28, 2013 and $1.48 billion as of December 29, 2012. Based on current market rates provided primarily by various bank sources, the fair value of this debt at December 28, 2013 was estimated at $1.49 billion (Level 2) and at December 29, 2012 was estimated at $1.54 billion (Level 2). Our cash equivalents, accounts receivable, accounts payable and other liabilities’ carrying value approximate fair value.
13. Business Segments
We are a diversified producer and distributor of food products in three segments - egg products, refrigerated potato products and cheese and other dairy case products.
Egg Products processes and distributes numerous egg products and shell eggs primarily through its facilities in the Midwest and Eastern United States and Canada. Sales of egg products are made through an internal sales force and independent brokers to the foodservice, food ingredient and retail markets primarily throughout North America, and to certain export markets.
Refrigerated Potato Products processes and distributes refrigerated potato products from its manufacturing facilities in Minnesota and Nevada. Sales of potato products are made through an internal sales force and independent brokers to food service and retail markets throughout the United States.
Cheese & Other Dairy-Case Products distributes a wide range of refrigerated grocery products, including various cheese products packaged at its Wisconsin cheese packaging facility. Sales of refrigerated grocery products are made through an internal sales force and independent brokers to retail and wholesale markets throughout much of the United States.

EX 99.1

Both internal and external reporting conforms to this organizational structure, with no significant differences in accounting policies applied. We evaluate the performance of our business segments and allocated resources to them based primarily on operating profit, defined as earnings before interest expense, interest income, income taxes and allocations of corporate costs to the respective divisions. Our corporate office maintains a majority of our cash under our cash management policy. We have limited Canadian foreign operations in our Egg Products segment. Net sales in each of the last three years were $47,306,000, $49,047,000 and $53,365,000, respectively. Our Canadian operations had long-lived assets of $8,805,000 and $11,059,000 as of December 28, 2013 and December 29, 2012, respectively.
We have the following concentrations in sales for major customers recorded in all three segments of our business for the years ended December 28, 2013, December 29, 2012 and December 31, 2011:

	2013	2012	2011
Customer A	13%	11%	10%
Customer B	18%	15%	13%

Certain financial information for our operating segments is as follows (in thousands):

	Egg Products	Refrigerated Potato Products	Cheese & Other Dairy-Case Products	Corporate	Total
Year ended December 28, 2013
External net sales	$1,431,218	$170,870	$346,195	$—	$1,948,283
Operating profit (loss)	130,279	20,782	23,878	(11,016)	163,923
Total assets	1,530,026	227,076	199,313	116,391	2,072,806
Depreciation and amortization	72,521	11,978	7,032	4	91,535
Capital expenditures	46,127	3,025	1,519	—	50,671

Year ended December 29, 2012
External net sales	$1,315,705	$153,481	$386,868	$—	$1,856,054
Operating profit (loss)	113,803	18,594	26,180	(24,277)	134,300
Total assets	1,522,340	233,895	212,953	113,487	2,082,675
Depreciation and amortization	78,901	11,370	7,370	5	97,646
Capital expenditures	32,274	2,800	2,201	—	37,275

Year ended December 31, 2011
External net sales	$1,228,410	$138,004	$400,174	$—	$1,766,588
Operating profit (loss)	99,265	13,020	23,523	(19,648)	116,160
Total assets	1,545,678	239,535	225,728	130,364	2,141,305
Depreciation and amortization	78,443	11,048	7,748	7	97,246
Capital expenditures	42,589	1,483	1,158	—	45,230

14. Subsequent Events - Material Definitive Agreement
We entered into an Agreement and Plan of Merger (the Merger Agreement), dated as of April 16, 2014, by and among MFI Holding Corporation (us, we, our), Post Holdings, Inc, Acquisition Sub, Inc., a newly organized, wholly-owned subsidiary of Post Holdings, Inc. (Merger Sub), and GS Capital Partners VI Fund, L.P. as representative for the stockholders and optionholders of MFI Holding Corporation.
Under the terms of the Merger Agreement, Post Holdings, Inc. will acquire us for $2.45 billion in cash on a cash-free, debt-free basis, subject to working capital and other adjustments. In addition, Post Holdings, Inc. will make a payment of $50 million on the first anniversary of the closing date, which payment is intended to represent the parties’ estimate of the value of certain tax

EX 99.1

benefits that we are expected to realize from payments to be made by or on our behalf in connection with the transactions contemplated by the Merger Agreement.
Subject to the terms and conditions in the Merger Agreement, Merger Sub will merge with and into us (the Merger), with MFI Holding Corporation continuing as the surviving corporation as a wholly-owned subsidiary of Post Holdings, Inc.
At the effective time of the Merger, each share of common stock of MFI Holding Corporation issued and outstanding immediately prior to the effective time will be converted into a right to receive cash consideration in accordance with the terms of the Merger Agreement. The Merger is currently expected to close in the second quarter of 2014.